Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 4, 2025, relating to the financial statements of AG Mortgage Investment Trust, Inc. and the effectiveness of AG Mortgage Investment Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AG Mortgage Investment Trust, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 15, 2025